Exhibit 99.1

Cornerstone Growth & Income REIT
Acquires $5.2 Million Assisted Living Facility in Columbus, IN

(Irvine, CA) December 30, 2009 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced a healthcare real estate acquisition today.  The Cornerstone Growth & Income REIT has acquired Greentree at Westwood, a $5.2 million assisted living facility in Columbus, IN.  Based on annualized 11/30/09 net operating income (and assuming a 5% annual property management fee) Cornerstone Growth & Income REIT was able to acquire the property at nearly a 9.0% cap rate.

Greentree at Westwood is a 58-unit assisted living facility in Columbus, IN.  The property, constructed in 1998, is a three-story, 49,241 square foot facility situated on 4.5 acres.  The management team at Servant Healthcare believes the property is competitively positioned as it intends to be licensed as a residential care facility which will enable it to offer medication assistance and limited nursing services.  This will make it possible for the property to provide care for residents with higher acuity needs at attractive rates compared to its two primary competitors in the market.  The property also has the potential to expand by adding a memory care building which could potentially provide additional value creation in the future.

The property has been managed by Provision Living since 2005 and they will continue operating the property.  Provision Living specializes in assisted living services and assisted living based dementia care.  Provision Living currently operates 10 assisted living properties and 3 memory care centers in Missouri, Mississippi, Illinois, Indiana and Ohio.  These properties represent nearly 900 units and 425 employees.

This transaction provides Provision Living with an ability to increase its management fee if certain performance thresholds are met.  According to Servant Healthcare CEO, John Mark Ramsey, “this type of structure ensures that the operator not only focuses on top line revenue growth, but on expense control and bottom line growth (NOI) as well.”

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.   Securities offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.